LICENSE AND DISTRIBUTION AGREEMENT


     THIS LICENSE AND DISTRIBUTION AGREEMENT is entered into as of June 11, 1996 (the "Agreement Date"), by and between MAGNA-LAB INC., a New York corporation having offices at 250Z Executive Drive, Edgewood, New York 11717 (hereinafter referred to as "Magna-Lab"), and ELSCINT CRYOMAGNETICS LTD., a corporation organized under the laws of Great Britain having an address at Colonial Business Park, Colonial Way, Waterford, Herts WD2 4PT, Great Britain (hereinafter referred to as "Elscint").

1.   INTRODUCTION

     Magna-Lab is engaged in the developing, designing, manufacturing, marketing, selling and distributing of medical diagnostic imaging equipment, and in connection therewith has developed the Product (as defined in Section 2(g)) and is the owner of various patents, know-how and other intellectual property rights relating thereto. Elscint and its subsidiaries are engaged in, among other things, the manufacturing, marketing, selling, distributing and servicing of medical diagnostic imaging equipment and Elscint desires to obtain rights to manufacture, market and distribute the Product. Accordingly, in consideration of the mutual promises contained herein, the parties agree to the terms and conditions set forth in this Agreement.

2.   DEFINITIONS

     As used in this Agreement:

     (a) "Affiliated Parties" of either party to this Agreement means entities that are owned or controlled by or which own or control such party or which are owned or controlled by a person or entity that owns or controls the party. An entity shall be deemed to be "owned or controlled" by the person or entity having a direct or indirect right to vote a sufficient portion of the subject entity's equity securities (or other voting interests) to control management's policies and directives.

     (b) "Base Technology" means the inventions, discoveries, methods, techniques, trade secrets, data and other information known to Magna-Lab on the Agreement Date or hereafter discovered by Magna-Lab during the term of this Agreement that is necessary or useful to the design, development, manufacture or service of the Product, other than to the extent constituting a New Product (as defined in Section 2(e)).

     (c) "Field" means diagnostic medical imaging equipment utilizing pole-face magnet technology.


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

     (d) "Inventions" means all discoveries, works, inventions, concepts, ideas or intangible property, whether or not patentable or copyrightable, made, conceived or reduced to practice during the term of this Agreement.

     (e) "New Products" means material modifications or improvements to the Product developed after the date of this Agreement resulting in a new product which is based upon pole- face magnet technology having one or more additional applications than those of the Product, the right to each of which shall belong to Magna-Lab except as otherwise provided in Section 7(b) hereof.

     (f) "Patents" means the patents set forth on Exhibit A attached hereto.

     (g) "Product" means the Magna-SL MRI extremity scanner as modified or improved from time to time hereunder in a manner that would not require the filing of a new 510(k) with the United States Food and Drug Administration (other than as a result of differences in product performance), including, without limitation, the "Magna-SL Light" and any version of the Magna- SL having the same application.

     (h) "Territory" means the countries of France, United Kingdom, Germany, Spain, Italy, Benelux, Sweden, Switzerland, Norway, Greece, Czech Republic, Hungary, Poland, Slovakia, Serbia, Austria, CIS, Portugal, Finland, Israel, Turkey, Jordan, Egypt, Morocco, Cyprus, all countries in Latin America (other than Mexico), Peoples Republic of China, Thailand, Korea, Hong Kong, Philipines, Australia and South Africa.

     (i) "Trademarks" means the trademarks or service marks set forth on Exhibit B attached hereto.

3.   LICENSE AND APPOINTMENT

     (a) Magna-Lab hereby appoints Elscint as its exclusive distributor for the Product and components and spare parts therefor in the Territory, and hereby grants Elscint a nontransferable, exclusive license to utilize the Base Technology and Patents solely to manufacture, market, distribute and service the Product and components and spare parts therefor in the Territory; provided that such license shall also include the right to manufacture the Product and components and spare parts therefor within the United States.

     (b) Magna-Lab hereby grants Elscint a nontransferable license to use the Trademarks in connection with Elscint's marketing, sales, distribution and servicing of the Product and components and spare parts therefor in the Territory. Elscint shall take whatever action is reasonably requested by Magna-Lab (at Magna-Lab's expense) to protect Magna-Lab's rights to these Trademarks in the Territory, including without limitation using appropriate notices and applying to become a registered user.


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

4.   NEW PRODUCTS

     (a) Subject to the terms and conditions of this Section 4, Magna-Lab hereby grants to Elscint, and Elscint hereby accepts from Magna-Lab, for a period concurrent with the term of this Agreement, the right of first negotiation on the right to manufacture, market and distribute in the Territory, and to manufacture in the United States, each medical diagnostic imaging product developed by or on behalf of Magna-Lab which would be directed to the same or similar markets as the Product and which would compete with the Product, including, without limitation, shoulder, head or spine scanners which also enable the scanning of extremities (each such product, a "New Magna-Lab Product").

     (b) Upon development of a New Magna-Lab Product, at any stage as Magna-Lab may elect, Magna-Lab shall provide prompt written notice thereof to Elscint (each, a "New Product Notice"), which New Product Notice shall set forth with particularity the design, use and present status of such New Magna-Lab Product, and shall promptly thereafter make a working prototype available, if one exists at that stage of development, to Elscint for testing. Any such disclosure shall be specifically subject to the provisions of the Confidentiality Agreement between the parties dated August 10, 1995 (the "Confidentiality Agreement"), other than Sections 6 and 11 thereof.

     (c) Elscint shall, within thirty (30) days from the date of its receipt of the New Product Notice and the working prototype, if one exists, becoming available to it, submit to Magna-Lab a proposal for the commercialization of the specific New Magna-Lab Product in the Territory (hereinafter referred to as an "Offer"), which shall contain a reasonably detailed description of the proposed program pursuant to which Elscint would manufacture, market and distribute the New Magna-Lab Product in the Territory. Following the delivery by Elscint to Magna-Lab of the Offer and continuing for a period of sixty (60) days thereafter (the "Restricted Period"), Magna- Lab shall negotiate exclusively with Elscint, in good faith, in an attempt to reach mutually acceptable terms for the commercialization of such New Magna-Lab Product. The framework for any such negotiations shall begin with the principles embodied in this Agreement adjusted, however, for the differences in business circumstances existing at that time, including the potential effect of the New Magna-Lab Product on the marketability of the Product.

     (d) In the event that Elscint fails to provide an Offer to Magna-Lab within the time period set forth above or within such time period gives written notice to Magna-Lab that it declines to submit an Offer with respect to the commercialization of the New Magna-Lab Product in the Territory or, in any event, following the expiration of the Restricted Period, Magna-Lab shall be free to seek other means of commercializing the New Magna-Lab Product in the Territory and elsewhere and Elscint shall have no further rights thereto pursuant to this Agreement.


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

5.   LICENSE FEES AND ROYALTIES

     (a) In consideration of the License granted hereby, from and after the Agreement Date Elscint shall pay to Magna-Lab a royalty (herein referred to, individually, as the "Royalty" and, collectively, as the "Royalties") in the amount of $(*) for each unit of the Product sold by Elscint (other than units sold to Magna-Lab as provided in Section 8(f) hereof) and accepted by the customer during the term of this Agreement. The parties acknowledge that a substantial portion of the Royalty amount is attributable to the license of the Base Technology to Elscint hereunder. The Product selling price and the selling price of any components and spare parts for the Product shall be established from time to time by Elscint in its sole discretion.

     (b) Contemporaneously with the execution of this Agreement, Elscint is delivering to Magna-Lab a non-refundable advance against the Royalty in the amount of $250,000 (the "Advance Royalty Payment"), to be credited against the sixth (6th) through the (*) units of the Product sold by Elscint with respect to which a Royalty would be payable to Magna-Lab pursuant to Section 5(a); provided, however, that in the event that Magna-Lab shall fail to perform any of the tasks set forth on Exhibit D attached hereto within the applicable time period set forth in Section 6(b), including the expiration of the 30-day cure period provided in Section 12(d), such that Elscint shall have the right to perform such task on Magna-Lab's behalf pursuant to Section 12(d) hereof, the Advance Royalty Payment shall be credited against the first (*) units of the Product sold by Elscint with respect to which a Royalty would be payable to Magna- Lab pursuant to Section 5(a).

     (c) Royalties computed pursuant to Section 5(a) shall be payable within sixty (60) days following the end of each calendar quarter.

     (d) Without limiting any other provision contained in this Agreement, if any claim is brought against the Product, the Base Technology or Elscint with respect to the Product, which results in the definitive withdrawal of the Product from sale or distribution in the market due to the failure of, or a defect in, the design of the Product (not caused by Elscint), or any part thereof and which failure or defect is not remedied by Magna-Lab (at its sole expense) within a reasonable time and in a reasonable manner sufficient to enable Elscint to return to the marketplace the units of the Product previously recalled and to resume the manufacture, marketing, sale and distribution of the Product as contemplated by this Agreement, then Elscint's obligations with respect to the payment of Royalties with respect thereto as provided in this
Section 5 shall terminate, and Elscint shall be reimbursed promptly by Magna-Lab for any over-payment of Royalties resulting from the withdrawal of the Product and its inventory costs incurred with respect to all inventories or recalls of the Product withdrawn.

     (e) All payments shall be made in U.S. dollars.

- ----------

(*) Confidential treatment is being requested for this information.


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

6.   TECHNICAL ASSISTANCE

     (a) Within thirty (30) days following the Agreement Date, Magna-Lab shall deliver to Elscint all technical information with respect to the Base Technology then known to Magna-Lab and necessary to enable Elscint to manufacture the Product. Magna-Lab shall provide Elscint, at Magna-Lab's expense, with such technical assistance as may be reasonably necessary to inform Elscint fully about the Base Technology. Magna-Lab shall upon reasonable notice and at reasonable times during the term of this Agreement make all appropriate production, engineering and marketing personnel available to Elscint, at no charge, in order to provide reasonable training and preparation of Elscint for Elscint's production and marketing of the Product; provided, however, that reasonable direct out-of-pocket expenses, if any, incurred by Magna-lab in assisting Elscint, outside of Magna-Lab's facilities, in Elscint's preparation and training for Elscint's production and marketing of the Product shall be borne by Elscint.

     (b) Magna-Lab shall perform all development and engineering of the Product in accordance with the specifications set forth on Exhibit C attached hereto (as hereafter revised in the manner described below), and within a period of five
(5) months following the Agreement Date shall fully perform each of the tasks set forth on Exhibit D attached hereto. Within thirty (30) days following the Agreement Date, Magna-Lab shall deliver to Elscint a revised set of Product specifications that will take into account the tasks to be performed by Magna-Lab set forth on Exhibit D. Elscint and Magna-Lab shall communicate with each other on an ongoing basis regarding the performance of the tasks set forth on Exhibit D. Elscint shall provide Magna- Lab with interim monthly reports identifying any tasks which as of the date of the report were scheduled to be completed but were not completed to Elscint's satisfaction. Upon the expiration of five (5) months from the Agreement Date, the parties shall review the status of the tasks. If, after reviewing the tasks, Elscint determines that certain of such tasks have not been performed by Magna-Lab to Elscint's satisfaction, Elscint shall promptly provide written notice to Magna-Lab specifying with particularity the tasks which remain unperformed to its satisfaction and providing a good faith estimate of the cost to perform such tasks. Subject to, and as provided in Section 12(d) hereof, Elscint shall then have the right to perform each of such tasks.

     (c) Magna-Lab shall, at Magna-Lab's expense, provide Elscint with reasonable research and development support for improvements and modifications to the Product that the parties consider necessary for marketing of the Product, including, but not limited to, possible magnet shimming software, coil design, possible pulse sequences, possible 3D reconstruction, image printing, dicom, cost efficiencies and all research and development documentation activities and reporting needed to conform the Product to all applicable regulatory requirements (including, without limitation, quality control) in the Territory. Subject to the last sentence of Section 8(l) hereof, Magna-Lab shall make its personnel available to Elscint on a time and materials basis to perform Elscint-initiated Product improvement projects that would be beneficial to, but not necessary for, marketing of the Product.


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

     (d) Elscint shall provide purchasers of the Product with whatever information, technical assistance, service and repairs is reasonable or appropriate in light of the cost and use of the Product and the sophistication of the average purchaser and as may otherwise be customary in the Territory for such products.

7.   INTELLECTUAL PROPERTY RIGHTS

     (a) The Base Technology, Patents, Product, New Products and New Magna-Lab Products are and shall continue to be the property of Magna-Lab exclusively and may be used by Magna-Lab at all times and may be used by Elscint only as provided in this Agreement.

     (b) All Inventions which are made by Elscint or jointly by the parties during the term of the Agreement shall be owned as follows:

     (i) If such Invention (A) is based primarily or entirely upon Elscint proprietary technology existing prior to the Agreement Date and (B) is incorporated into the Product or New Products, the Invention shall be owned exclusively by Elscint, provided that Magna-lab shall have a perpetual, non-terminable, non-exclusive royalty-free worldwide license to use and otherwise exploit the Invention solely in the Field.

    (ii) If such Invention is developed jointly by the parties and is not based on Elscint proprietary technology (developed by Elscint other than in connection with the joint efforts of the parties hereunder), the Invention shall be owned exclusively by Magna-Lab, provided that Elscint shall have a perpetual, non-terminable, non-exclusive royalty-free worldwide license to use and otherwise exploit the Invention.

   (iii)  With respect to all such Inventions not covered by clauses (i) or
          (ii) above and which relate to the Field, the Invention shall be owned exclusively by Elscint, provided that Magna-Lab shall have a perpetual, non-terminable exclusive royalty- free worldwide license to use and otherwise exploit the Invention solely in the Field, further provided, however, that Elscint shall have the right to use the Invention in the Field in connection with any products that do not compete with any Product or New Products produced, marketed or sold by Magna-Lab or for Magna-Lab by any distributor, agent or representative appointed by Magna-Lab.

    (iv) With respect to all other Inventions made by Elscint and not covered by clauses (i), (ii) or (iii) above, all such Inventions shall be owned exclusively by Elscint and Magna-Lab shall have no rights therein.


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

Any licenses granted by virtue of the foregoing clauses (i), (ii) or (iii) above shall remain in effect unchanged regardless of any breach, expiration or termination of this Agreement. All Inventions made solely by Magna-Lab shall be the sole property of Magna-Lab, subject to Elscint's rights under Sections 3 and 4 of this Agreement. Each party shall promptly disclose to the other party any Invention to which the other party has rights hereunder.

     (c) Unless otherwise agreed to by Magna-Lab, the Product shall be marketed and distributed under the trade names, trademarks and colors of Magna-Lab. All proprietary rights in the trade names or trademarks used in the marketing and distribution of the Product (except to the extent such trade name or trademark incorporates the trade names or trademarks of Elscint) shall be the property of Magna-Lab and shall, subject to Elscint's rights pursuant to Sections 12(e) and 12(h) hereof, revert to Magna-Lab exclusively upon the expiration or termination of this Agreement. All Products manufactured by or for Elscint pursuant to this Agreement shall be labelled with patent and other notices in form and content reasonably sufficient to protect Magna- Lab's intellectual property rights and shall indicate that such Products have been manufactured by Elscint under license from Magna-Lab.

     (d) During the term of this Agreement, Elscint shall have the right, in any and all countries within the Territory in which, in its sole discretion, Elscint determines that patent protection would be reasonably necessary and commercially advantageous, subject to Magna- Lab's prior written consent (which consent shall not be unreasonably withheld or delayed), to: (i) file and prosecute in Magna-Lab's name all applications for letters patent including, without limitation, divisions, continuations and continuations-in-part thereof, pertaining to the Base Technology; and (ii) maintain in Magna-Lab's name such letters patent and/or applications, divisions, continuations and continuations-in-part thereof in full force and effect, and file any or all necessary documents in Magna-Lab's name required for such purposes under the patent laws of the country in which the letters patent are granted or application is pending. The cost and expense of the foregoing shall be borne solely by Magna-Lab.

8.   COMMERCIALIZATION; MARKETING AND OTHER OBLIGATIONS

     (a) Except as otherwise provided in this Agreement, Elscint shall undertake all expenses of commercializing the Product in the Territory, such as funding capital equipment requirements, packaging, production start-up, marketing and manufacturing expenses.

     (b) Elscint shall be responsible for obtaining all governmental and regulatory approvals necessary to sell the Product in the Territory, including the costs thereof; provided that Magna- Lab shall cooperate and provide Elscint with all reasonable assistance necessary in order to enable Elscint to obtain such approvals.

     (c) Elscint shall use its commercially reasonable best efforts to manufacture and optimize sales of the Product in the Territory and otherwise perform its obligations pursuant to this Agreement, including the tasks set forth on Exhibit E hereto. Elscint shall devote


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

manufacturing capacity and other resources reasonably necessary to enable Elscint to manufacture and sell at least the Minimum Quantity (as defined in Section 12(c)) of the Product for each Sales Period (as defined in Section 12(c)) during the term of this Agreement. Within thirty (30) days following the Agreement Date, Elscint shall deliver to Magna-Lab a list, reasonably satisfactory to Magna-Lab, setting forth a summary description of the tasks which Elscint intends to undertake in connection with its marketing, sales and distribution of the Product hereunder.

     (d) Elscint and Magna-Lab acknowledge that this Agreement requires the sale by Elscint of a Minimum Quantity of the Product during each Sales Period (excluding a minimum of ten (10) units of the Product anticipated to be purchased by Magna-Lab from Elscint during each Sales Period), as specifically provided in Section 12(c). In connection therewith, Elscint and Magna-Lab have established the following target Product sales levels by geographic region within the Territory (the "Regional Sales Targets"):

                           Initial Sales Period        Second Sales Period
                           --------------------        -------------------

        Europe:                (*) Units                  (*) Units
        Asia:                  (*) Units                  (*) Units
        Latin America:         (*) Units                  (*) Units

The parties also acknowledge and agree that the Regional Sales Targets shall serve solely as a guideline in monitoring and evaluating the success of the Product within specific geographic regions within the Territory and for no other purpose and that Magna-Lab shall have no right to terminate this Agreement and Elscint shall have no liability to Magna-Lab solely as a result of any failure by Elscint to achieve any of the Regional Sales Targets. The foregoing shall in no way limit or otherwise affect Magna-Lab's right to terminate this Agreement pursuant to Section 12(c) hereof.

     (e) Elscint shall manufacture and package the Product in a good and workmanlike manner and, unless the parties shall otherwise agree, in accordance with the specifications therefor set forth on Exhibit C hereto as hereafter revised in accordance with Section 6(b) hereof. Elscint shall conduct its manufacturing operations and the Product will be manufactured and, subject to Magna-Lab's performance of its obligations pursuant to Sections 6(b) and 6(c) hereof, sold in compliance with all applicable Federal, state, local and foreign laws, statutes, ordinances, rules and regulations.

     (f) Following Elscint's first commercial sale of the Product pursuant to this Agreement, Elscint shall provide units of the Product for sale to Magna-Lab for resale by Magna-Lab outside of the Territory at a transfer price to be mutually agreed upon, provided that such units of the Product so ordered by Magna-Lab are to be manufactured in accordance with the specifications set forth on Exhibit C attached hereto and any such purchase order for the Product from Magna-Lab shall be provided to Elscint no less than


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(*) Confidential treatment is being requested for this information.


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ninety (90) days prior to the required delivery date. Elscint shall give
Magna-Lab orders for the Product equal priority to orders received by Elscint from third parties.

     (g) Magna-Lab shall, at its sole cost and expense, secure and maintain a policy or policies of liability insurance providing itself and Elscint coverage insuring itself and Elscint against any liability to the public or any users for material defects in the design of any Product sold during the term of this Agreement; provided, however, that, at Magna-Lab's discretion, in the event that: (i) Elscint's current coverage may be modified to provide therefor, and
(ii) such modification will not result in any increased costs of insurance to Elscint in respect of liability coverage for any matter other than the design or manufacture of the Products sold, Elscint shall secure and maintain such policy or policies; provided, further, that Magna-Lab shall promptly reimburse Elscint, in each case upon request by Elscint therefor and upon presentment to Magna- Lab of written substantiation therefor reasonably acceptable to Magna-Lab, in respect of any and all costs whatsoever incurred by Elscint to provide such coverage. Such policy or policies shall be in the aggregate in an amount not less than $1,000,000 per person and $2,000,000 per occurrence and upon terms providing coverage which are at least as extensive as those terms which Elscint shall reasonably deem necessary or appropriate, and shall be issued by insurers of recognized responsibility in all respects reasonably acceptable to Elscint, and which are highly rated by a national rating organization. Elscint acknowledges that Magna-Lab's current product liability insurance carrier, Hartford Fire Insurance Company, is acceptable to Elscint for the foregoing purposes. Each policy shall provide, inter alia, written notice to Elscint and Magna-Lab of cancellation of such policy no less than thirty (30) days prior to the effective date of cancellation. Such insurance shall be in place no later than the commencement of commercial sales of the Product and Magna-Lab (or Elscint, in the event of the operation of the provisos to the first sentence of this Section 8(g)) shall, prior to or at such time, and upon modification, amendment or endorsement, thereof, furnish to the other party hereto a copy of each policy. Elscint shall, at its sole cost and expense, secure and maintain a policy or policies of comparable liability insurance providing itself and Magna-Lab coverage insuring itself and Magna-Lab against any liability to the public or any users for material defects in the manufacture of any Product sold by Elscint during the term of this Agreement. Such policy or policies shall be in the aggregate in an amount not less than $1,000,000 per person and $2,000,000 per occurrence and upon terms providing coverage which are at least as extensive as those terms which Elscint shall reasonably deem necessary or appropriate, and shall be issued by insurers of recognized responsibility in all respects reasonably acceptable to Elscint, and which are highly rated by a national rating organization. Magna-Lab acknowledges that Elscint's current liability insurance carrier, American Insurance Group/Europe, is acceptable to Magna-Lab for the foregoing purposes.

     (h) Elscint shall furnish to all end users of Equipment such maintenance service as is commonly provided by Elscint as it may from time to time determine in its sole discretion and set forth in a standard form of maintenance agreement, which Elscint shall have the authority to offer to such end users in connection with sales of the Product; provided that Elscint shall consult with Magna-Lab prior to materially modifying the maintenance service


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

that it intends to offer generally to end users of the Product. Elscint shall be entitled to receive all maintenance payments made by end users for the servicing of Equipment pursuant to such agreements.

     (i) With respect to all components and parts that comprise the Product, Magna-Lab and Elscint shall together negotiate the prices, delivery times, warranties and other material terms with respect thereto. Blanket purchase orders shall be placed with the suppliers of such components and parts against which Magna-Lab and Elscint shall place orders and draw down. Each supplier shall bill directly to Magna-Lab or Elscint, as the case may be. If at all feasible, payment and delivery terms shall be equal. Each party agrees to not impose its influence upon any vendors to provide more favorable terms or to otherwise favor itself over the other. In the event that either party proposes new sources of supply, such party shall notify the other and Magna-Lab and Elscint shall together use their best efforts to qualify the vendor.

     (j) Elscint shall not (i) distribute or sell the Product outside the Territory, (ii) distribute or sell the Product to any person who Elscint knows distributes or sells, or has good reason to believe would distribute or sell (without imposing any obligation of investigation upon Elscint), the Product outside the Territory, or (iii) sell the Product to any end-user located within the Territory who Elscint knows, or has good reason to believe, will use the Product within the United States.

     (k) Elscint and Magna-Lab each acknowledge and agree that they shall in good faith cooperate to minimize capital expenditures that may from time to time be required to enable both parties to manufacture the Product.

     (l) Throughout the term of this Agreement, Elscint and Magna-Lab shall work together to reduce the manufacturing costs of the Product, to improve the performance of the Product, and to develop and add new features that would enhance the Product. Notwithstanding the foregoing, Elscint shall not have the right to make improvements to the Product without Magna-Lab's prior written consent, which consent shall not be unreasonably withheld.

     (m) Elscint and Magna-Lab each shall, upon reasonable notice and at reasonable times, permit the other party and that party's representatives to inspect its premises in connection with the development, manufacturing and marketing of the Product pursuant to this Agreement.

     (n) Neither Elscint nor Magna-Lab shall take any action during the term of this Agreement that would injure or harm the reputation of the other.


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

9.   BOOKS AND RECORDS

     (a) Each payment of Royalties with respect to actual sales of the Product pursuant to Section 5(a) of this Agreement shall be accompanied by a report detailing the number of units of the Product sold, the amount of Royalties due and any additional details necessary to show how this amount was determined as well as such other information as is reasonably necessary to enable Magna-Lab to comply with any reporting obligations to which Magna-Lab may be subject in connection with any royalties that may be payable by Magna-Lab to any third party with respect to the Product.

     (b) Elscint shall keep true and accurate records and books of account containing all the data reasonably required for the computation and verification of Royalty payments due under this Agreement for each calendar quarter. Such materials shall be retained for a period of at least two (2) years following the end of the fiscal year to which they relate. Elscint's books of account shall be maintained in accordance with generally accepted accounting principles consistently applied. Elscint shall permit the reasonable inspection and copying of such records and books of account by a certified public accountant selected by Magna-Lab during regular business hours at Elscint's regular place of business as set forth above or, if Elscint moves during the term hereof, at a location acceptable to Magna-Lab that is no less convenient for Magna-Lab than the prior place of business. Magna-Lab shall give Elscint at least two (2) days prior written notice of its election to inspect Elscint's records and books of account. Fees and expenses incurred in connection with such inspections (such as professional fees and expenses paid to accountants or other examiners retained by Magna-Lab and the cost of copying records and books of account) shall be borne by Magna-Lab; provided that Elscint shall be obligated to reimburse Magna-Lab for its reasonable fees and expenses incurred in the event that such an inspection reveals an underpayment by Elscint by $100,000 or more of the total amount of Royalties properly due and payable to Magna-Lab with respect to any calendar quarter during the term of this Agreement for which royalties were required to be paid hereunder.

10.  CONFIDENTIALITY

     The parties hereby agree that all proprietary information disclosed by one party to the other pursuant to this Agreement, including, without limitation, all information provided by Elscint to Magna-Lab pursuant to Section 9 hereof, shall be subject to the terms and conditions of the Confidentiality Agreement, other than Sections 6 and 11 thereof.

11.  REPRESENTATIONS AND WARRANTIES

     (a) Magna-Lab hereby represents and warrants to Elscint that:

            (i) It is duly organized, validly existing and in good standing under the laws of the State of New York and has full corporate power and authority to own or hold under lease the assets and properties which it owns or holds under lease and to enter into this

Agreement and perform its covenants and agreements hereunder. It is in good standing in each other jurisdiction wherein the failure so to qualify would have a material adverse effect upon the assets, liabilities, earnings, business, operations or financial condition of Magna-Lab or its ability to enter into this Agreement or perform its obligations hereunder (a "Material Adverse Effect").

            (ii) The execution and delivery of this Agreement by it, the performance by it of its covenants and agreements hereunder and the consummation by it of the transactions contemplated herein have been duly authorized by all necessary corporate action. When executed and delivered by it this Agreement shall constitute its valid and legally binding agreement enforceable against it in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors' rights and by limitations of the availability of equitable remedies.

            (iii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will violate any provision of the certificate of incorporation or by-laws of Magna-Lab or any law, rule regulations, writ, judgment, injunction, decree, determination, award, or other order of any court, government or governmental agency or instrumentality, domestic or foreign, binding upon Magna-Lab, or (unless such conflict, breach, event, creation or position would not, individually or in the aggregate, have a Material Adverse Effect upon Magna-Lab or conflict with or result in any breach of or event of termination under any of the terms of, or constitute a default under or result in the termination of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to, the terms of any contract or agreement to which Magna- Lab is a party or by which Magna-Lab or any of its assets and properties is bound.

            (iv) It owns, licenses or leases, and has the unimpaired use of, all properties, assets and facilities and has all financial and technical resources necessary for the fulfillment of its obligations under this Agreement, and shall continue ownership, license, or lease of such properties, assets and facilities, as the case may be, and such use, in effect for so long as its obligations hereunder remain outstanding.

            (v) Set forth on Exhibit A attached hereto is a complete list and brief description of all patents, licenses and other similar rights and applications owned or controlled by Magna-Lab for each of the foregoing constituting or used in connection with, or describing, the Base Technology or the Product. Except for the Patents, neither Magna-Lab nor any Affiliated Party holds, or has applied for, any United States or foreign letters patent relating to the Base Technology or the Product or in any way utilizable in connection with the Base Technology or the Product; and no Affiliated Party owns or controls any other intellectual property in any way utilizable in connection with the Base Technology or the Product. Except for the Patents, neither it nor any Affiliated Party has at any time filed, or caused to be filed, applications for patents, or obtained in its name or caused to be obtained in the name of others, any patents in the United States or elsewhere in respect to the Base

Technology or the Product, or any process or other property right in any way similar thereto or in any way utilizable in connection with the transactions contemplated hereunder. Magna-Lab owns all right, title and interest in and to the inventions and process covered by the Patents free and clear of all liens, claims, charges or encumbrances whatsoever. There is no outstanding option, license or agreement relating to the Patents or any part thereof, or any invention or process covered hereby, respectively. The Patents and all rights of Magna-Lab thereto are (except for applications therefor) valid and in full force and effect as of the date hereof and no event has occurred and is continuing which, after notice or lapse of time or otherwise, would result in the invalidity or forfeiture of such Patents, or any part thereof, or any of Magna-Lab's rights thereto. Magna-Lab has furnished Elscint with true and complete copies of all documents and instruments establishing or evidencing the ownership, scope and nature of such Patents.

            (vi) Neither it, nor any of its agents, employees or independent contractors has taken or, through the expiration of the term of this Agreement, shall take any action in any way inconsistent with its exclusive ownership of all right, title and interest in and to the Base Technology as heretofore developed or as hereinafter may be developed. No party has or shall have any right, title or interest whatsoever in the Base Technology, or any part thereof, which in any way prohibits or restricts the use thereof pursuant to this Agreement or any transaction contemplated hereunder, and Magna-Lab, its agents, employees or independent contractors shall not enter into any arrangement which would have such effect. There are no outstanding options, licenses or agreements of any kind whatsoever entered into by Magna-Lab, or any agent, employee or independent contractor of Magna-Lab, relating to the Base Technology or the development thereof. Magna-Lab has maintained the Base Technology, including, without limitation, its trade secrets, know-how and other intellectual or intangible property rights, with respect thereto, as confidential information, and, except as set forth on Exhibit A attached hereto, has not suffered any of its trade secrets, know-how, other intellectual or intangible property rights with respect to or utilized in connection with the Base Technology to enter into the public domain.

            (vii) There are no claims, disputes, actions, suits or proceedings, including, without limitation, suits for patent infringement, pending or, to the best of Magna-Lab's knowledge, threatened against or affecting the Patents or the Base Technology, or the use thereof by Magna-Lab or Elscint. Neither the Patents nor the Base Technology, nor the use of the Patents nor the Base Technology, nor any part thereof by Elscint under this Agreement, will infringe or conflict with any patents, patent applications, know-how, processes, trade secrets, techniques, procedures or other proprietary property rights held by any third party. Magna-Lab has not failed to comply with any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court or other governments agency or instrumentality, in any jurisdictions in which the Base Technology is covered by letters patent, which relates to the Base Technology, or any part thereof, and there is no reasonable basis for any claim for compensation, damages or otherwise arising out of any violation of the foregoing.

            (viii) Magna-Lab has (or has made timely application for) all franchises, licenses, permits and other governmental approvals necessary to enable it to fulfill its obligations hereunder (including, without limitation, all required registrations as a medical device manufacturer), and its employees and agents also have obtained all such franchises, licenses, permits and other governmental approvals required of them in carrying out their duties on behalf of it, except where the failure to have such approvals would not, individually or in the aggregate, have a Material Adverse Effect upon Magna-Lab. All such franchises, licenses, permits and other governmental approvals are in full force and effect, there has been no default or breach thereunder, and there is no pending or threatened proceeding under which any may be revoked, terminated or suspended, except where the failure to maintain such approvals would not, individually or in the aggregate, have a Material Adverse Effect.

            (ix) Exhibit F attached hereto sets forth a true and correct list of each currently outstanding purchase order, price quote or other arrangement, including each amendment and modification thereto, to which Magna-Lab is a party and pursuant to which it purchases or has been offered the right to purchase goods, services or materials utilized in connection with the manufacture of the Product, identifying for each the name of the supplier, the date of the purchase order, price quote or other arrangement, the part or component covered thereby, the price quoted and each of the other material terms thereof, true and correct and complete copies of each of which, if they are in writing, have heretofore been delivered by Magna-Lab to Elscint.

            (x) Magna-Lab is not contemplating the recall of any Products sold by it to date nor have any Products sold by it been subject to any recalls in the past. Magna-Lab has not received notice from any end-user that any Product contains any defect or is not functioning properly.

            (xi) Exhibit G attached hereto contains a complete and accurate list and description of the Base Technology as of the Agreement Date.

     (b) Elscint hereby represents and warrants to Magna-Lab that:

            (i) It is duly organized, validly existing and in good standing under the laws of Great Britain and has full corporate power and authority to own or hold under lease the assets and properties which it owns or holds under lease and to enter into this Agreement and perform its covenants and agreements hereunder. It is in good standing in each other jurisdiction wherein the failure so to qualify would have a Material Adverse Effect upon Elscint.

            (ii) The execution and delivery of this Agreement by it, the performance by it of its covenants and agreements hereunder and the consummation by it of the transactions contemplated herein have been duly authorized by all necessary corporate action. When executed and delivered by it, this Agreement shall constitute its valid and legally binding agreement enforceable in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors' rights and by limitations on the availability of equitable remedies.

            (iii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will violate any provision of the certificate of incorporation or by-laws of Elscint or any law, rule, regulation, writ, judgment, injunction, decree, determination, award, or other order of any court, government or governmental agency or instrumentality, domestic or foreign, binding upon Elscint, or (unless such conflict, breach, event, creation or imposition would not, individually or in the aggregate, have a Material Adverse Effect upon Elscint, conflict with or result in any breach of or event of termination under any of the terms of, or constitute a default under or result in the termination of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to, the terms of any contract or agreement to which Elscint is a party or by which Elscint or any of its assets and properties is bound.

            (iv) It possesses manufacturing capacity and other resources reasonably necessary to enable it to manufacture and sell at least the Minimum Quantity of the Product for each Sales Period during the term of this Agreement.

12.  TERM AND TERMINATION

     (a) Except as otherwise expressly provided in this Section 12, this Agreement shall remain in effect for an initial term commencing on the Agreement Date and continuing for a period of two (2) years following the date of the first commercial sale of the Product by Elscint hereunder, provided that such two-year portion of the term shall commence following (i) a reasonable period of production start-up by Elscint not to exceed nine (9) months following the Agreement Date (however, such nine-month period shall be extended to the extent of any delay caused by any failure of Magna-Lab to properly and timely perform its tasks set forth on Exhibit D hereto and its obligations pursuant to Section 6(a) hereof), and (ii) up to three (3) months thereafter for the delivery and installation by Elscint of the Product for its first clinical use at a customer site (such period for the completion by Elscint of the matters described in clauses (i) and (ii) shall be referred to as the "Start-up Period"). In addition, provided that Elscint has satisfied the conditions set forth in either of clauses (A), (B) or (C) of Section 12(c) hereof, the term of this Agreement shall be automatically extended for successive additional terms of two (2) years (each such two-year period following the Start-up Period, a "Sales Period"), unless Elscint acting in its sole discretion notifies Magna-Lab of its intent not to extend the term at least thirty (30) days prior to commencement of any additional term, or unless the Agreement is otherwise terminated as permitted in this Section 12.

     (b) Elscint and Magna-Lab shall each have the right to terminate this Agreement immediately upon written notice to the other upon the occurrence to the other party of any of the following events:

            (i) the institution of proceedings by the non-terminating party in bankruptcy, reorganization, receivership or dissolution;

            (ii) the institution of proceedings against the non-terminating party in bankruptcy, reorganization, receivership, or dissolution, unless such proceedings have been dismissed or otherwise terminated within sixty (60) days following the date they were initiated; or

            (iii) the making of an assignment for the benefit of creditors by the non- terminating party.

     (c) Except as otherwise provided in the last sentence of this Section 12(c), Magna-Lab shall have the right to terminate this Agreement following the end of any Sales Period upon ninety (90) days prior written notice to Elscint in the event that Elscint fails to become obligated to pay Royalties with respect to at least the Minimum Quantity of the Product during such Sales Period; provided, however, that such right of termination shall be Magna-Labs' sole and exclusive remedy for such breach by Elscint and Magna-Lab shall have no other rights or remedies, either at law or in equity, as a result thereof. For purposes of this Agreement, "Minimum Quantity" shall mean (i) (*) units of the Product during the initial Sales Period, and (ii) (*) units of the Product during each Sales Period thereafter; provided, that the Minimum Quantity with respect to any Sales Period shall be reduced by the amount, if any, by which Magna-Lab's purchases of Products from Elscint pursuant to Section 8(f) during such Sales Period is less than ten (10) units; and provided further that following the commencement of the third Sales Period hereunder, if any, the parties shall in good faith negotiate an appropriate increase to the Minimum Quantity with respect to that Sales Period and each Sales Period thereafter. Notwithstanding the foregoing, Elscint shall be deemed to have cured any failure to sell the Minimum Quantity with respect to any Sales Period, and Magna-Lab shall have no right to terminate this Agreement as a result thereof, in the event that Elscint, at its option, either (A) pays to Magna-Lab prior to the end of such Sales Period a sum equal to the product obtained by multiplying $(*) times the difference between the actual number of units of the Product for which Elscint becomes obligated to pay Royalties during such Sales Period and the Minimum Quantity with respect to that Sales Period, (B) in the case of the initial Sales Period, becomes obligated to pay Royalties with respect to at least (*) units of the Product during such period or, in the case of any subsequent Sales Period, becomes obligated to pay Royalties with respect to at least (*) units of the Product during such period, or (C) becomes obligated to pay Royalties with respect to at least the Minimum Quantity of the Product during the period which includes the Sales Period plus an additional period of four (4) months thereafter.

     (d) Either party may terminate this Agreement at any time upon a material default by the other party, effective on the date specified in a notice of termination, provided that at least thirty (30) days prior to giving such notice of termination the terminating party shall have notified the defaulting party of the default and the defaulting party shall have failed to

- ----------

(*) Confidential treatment is being requested for this information.

remedy the default within such 30-day period or, if the default is not susceptible of being remedied within such period, shall have failed to initiate action within such period that is reasonably calculated to remedy the default as promptly as practicable or shall have failed to pursue such action diligently to completion. Notwithstanding the foregoing, in the event that Magna-Lab shall have failed to perform, within five (5) months from the Agreement Date, any of its obligations pursuant to Sections 6(a) or 6(b) that are reasonably necessary to complete the development or design of the Product or reasonably necessary in order to enable Elscint to manufacture, market, sell or distribute the Product pursuant to this Agreement (but only if such failure is not caused by Elscint's failure or delay in completing any tasks which it is to perform and on which Magna-Lab's obligation or obligations depend), such failure by Magna-lab shall be deemed to be a material default by Magna-Lab for purposes of the first sentence of this Section 12(d) and Elscint shall, in addition to any and all other rights and remedies that may be available to it, have the right, but not the obligation, to perform directly, or have performed on its behalf by a third party, any such obligations not performed by Magna-Lab; provided that Elscint shall not be permitted to exercise such right unless Magna-Lab shall have failed to perform such obligation within thirty (30) days following its receipt of the Elscint notice referred to in the penultimate sentence of Section 6(b). If Elscint exercises such right, Magna-Lab shall be obligated to immediately reimburse Elscint for all reasonable costs and expenses incurred by Elscint in performing such of Magna-lab's obligations hereunder. In addition, Elscint shall have the right to offset any such amounts expended in performing Magna-Lab's obligations against the amount of any Royalties payable by Elscint to Magna-Lab pursuant to Section 5 hereof. If, during Elscint's performance of such obligations, the estimated cost increases by 10% or more, Elscint shall immediately notify Magna- Lab. Notwithstanding the foregoing, Magna-Lab shall not be obligated to reimburse, and Elscint shall not be entitled to offset, any of such costs (i) if such costs are less than $10,000 in the aggregate, (ii) if and to the extent Magna-Lab shall have objected thereto in writing within ten
(10) business days following notice thereof or, in the case of notice of any 10% or more increase in cost, within five (5) business days following notice thereof, or (iii) to the extent such costs exceed $250,000 in the aggregate. The amount so objected to is referred to herein as the "Disputed Amount". The Chief Executive Officer of Elscint and the Chief Executive Officer of Magna-Lab shall in good faith attempt to resolve any Disputed Amount. If the matter has not been resolved within twenty (20) days, the matter shall be referred to arbitration in accordance with Section 26 hereof.

     (e) Except as otherwise provided in Sections 12(e), 12(f) and 12(h) hereof, upon expiration or termination of this Agreement for any reason, the licenses and appointment set forth in Section 3 above shall terminate. Within thirty (30) days following the effective date of termination, Elscint shall give Magna-Lab written notice of the number of units of the Product then in its inventory (including model numbers if there is more than one such number). Magna-Lab shall then have thirty (30) days to notify Elscint whether or not it wishes to purchase all or part of the inventory at the Transfer Price. If Magna-Lab elects to purchase the inventory, the parties shall cooperate to complete the transaction within sixty (60) days following Magna-Lab's notice of election. Elscint shall be entitled to sell to any third parties any Product remaining in its inventory that Magna-Lab does not elect to purchase for a period of one hundred eighty (180) days following the date of termination and to use the Trademarks in connection therewith.

     (f) Upon termination of this Agreement, Elscint shall return to Magna-Lab, or, with Magna-Lab's consent (which shall not be unreasonably withheld), destroy, all materials in its possession that constitute or describe, in whole or in part, any confidential, or trade secret information of Magna-Lab, including without limitation confidential information concerning the Base Technology and New Products of Magna-Lab. However, Elscint may retain copies of any materials reasonably necessary for it to exercise its sell-off rights under
Section 12(e) above or to provide any maintenance or support obligations and components and spare parts to its customers and, thereafter, return the same to Magna-Lab.

     (g) If this Agreement is terminated, then the terminating party shall not be liable to the other for any loss of profits or prospective profits of any kind sustained or arising out of such termination, both parties hereby irrevocably waiving any such rights to the fullest extent permitted under the laws of their respective countries and of any other jurisdiction. Neither party shall bring any action or proceeding of any nature whatsoever in any court, before any tribunal, or under any arbitration proceeding provided for herein, seeking or claiming any such loss. Each party recognizes and acknowledges that the other party is entering into this Agreement in reliance upon and in consideration of the agreements and covenants contained in this Section 12(g).

     (h) Notwithstanding the termination for any reason or expiration of this Agreement, Elscint shall retain a non-exclusive license to use the Base Technology and Patents to manufacture components and spare parts for the Product sold and service the Product sold in the Territory for a period of seven (7) years following the date of such termination or expiration.

     (i) Sections 5(a), 7, 8(g), 8(h), 8(j), 9, 10, 12(e), 12(f), 12(g), 12(h),
13, 14, 27 and 28 (and Sections 18 through 26 to the extent they apply to the foregoing Sections) shall survive termination of this Agreement.

13.  INDEMNIFICATION

     (a) Magna-Lab hereby agrees to indemnify and hold harmless, absolutely, unconditionally and forever, Elscint, its directors, officers, employees, agents, and their respective legal representatives, successors and assigns from and against all direct or consequential damages, costs, expenses, losses, claims, demands, liabilities and/or obligations, including, without limitation, reasonable counsel fees (hereinafter referred to, collectively, as "Damages"), based upon: (i) any breach of any warranty, representation, agreement or covenant of Magna-Lab set forth in this Agreement; (ii) any infringement action which may be brought against Elscint as a result of the exercise of its rights under this Agreement insofar as relating to the Base Technology, the Patents, the Trademarks or the

Product; (iii) any product liability or warranty claims resulting from the use of the Product to the extent resulting from defects in the design of the Product; or (iv) any royalty payable to any third party in connection with the Base Technology, the Patents or the manufacture, sale or distribution of the Product pursuant to this Agreement.

     (b) Elscint hereby agrees to indemnify and hold harmless, absolutely unconditionally and forever, Magna-Lab, its directors, officers, employees, agents and their respective legal representatives, successors and assigns from and against all Damages based upon: (i) any breach of any warranty, representation, agreement or covenant of Elscint set forth in this Agreement;
(ii) any product liability or warranty claims resulting from the use of the Product resulting from defects in the Product to the extent caused by Elscint's manufacturing or sale of the Product and to the extent not caused by any defect in the design of the Product; or (iii) any infringement action which may be brought against Magna-Lab as a result of any modifications or alterations by Elscint to the Product which are not authorized or permitted pursuant to this Agreement.

     (c) Without prejudice to the rights of the party entitled to indemnification hereunder (hereinafter referred to as "Indemnified Party"), the Indemnified Party agrees promptly to notify the party from whom indemnification is being sought (hereinafter referred to as the "Indemnifying Party") of any actual or threatened claim or demand by any person other than a party hereto or its permitted successors or assigns subject to indemnification under Sections 13(a) or 13(b) hereof. The parties agree to consult with each other and cooperate in the defense of any such claims.

     (d) In the event that any Indemnified Party shall incur any Damages in respect of which indemnity may be sought pursuant to this Agreement, the Indemnifying Party shall be given written notice thereof promptly by such Indemnified Party, which notice shall, to the extent reasonably available to such Indemnified Party, specify the amount and nature of the Damages incurred and include the request of such Indemnified Party for indemnification therefor. The Indemnifying Party shall, within ten (10) days following such notice, pay to such Indemnified Party the amount of the Damages specified.

     (e) Each party undertakes and agrees that it shall not at any time during the term of this Agreement, bring, commence, institute, maintain, prosecute or in any way assist in a manner adverse to the interests of the parties, in any action at law or proceeding in equity, or any other claim for damages or relief whatsoever, which is based in whole or in part upon (i) any challenge to this Agreement, the Product, the Base Technology or the Patents; or (ii) the infringement by either party, in their exploitation of any such rights, of any other proprietary rights of any party.

     (f) Each party hereby undertakes and agrees promptly to advise and cooperate fully with the other with respect to the prosecution of any action or proceeding in the event that any party shall have cause to believe that others are infringing on the rights of either party hereunder. Magna-Lab hereby agrees, at its own cost and expense, to diligently pursue any such prosecution in the event and to the extent the rights to the Base Technology or the Patents are infringed as aforesaid. If such use of the Base Technology or the Patents is claimed or held to constitute such an infringement, or if Magna-Lab determines that such claim or holding is likely to be made, Magna-Lab, at its option and expense, may either procure for Elscint the right to continue using the allegedly infringing item; modify the item so that it becomes non-infringing; replace the item with a non-infringing counterpart; or terminate the associated license rights, require the return of the applicable material, and, if appropriate, adjust or refund the payments made or to be made by Elscint. The foregoing indemnity shall not apply to the extent that the claim of infringement either is based upon Elscint's use of the allegedly infringing item with an article or process developed by Elscint or obtained from a third party, or arises from Elscint's activities outside the scope of the Section 3(a) and 3(b) license, or arises from uses of the Product by Elscint's customers in ways that were not intended.

14.  NON-COMPETITION

     (a) Elscint hereby agrees that, from the date hereof and continuing during the term of this Agreement (the "Non-Competition Period"), it shall not, except pursuant to this Agreement, engage in the manufacture, marketing, sale and/or distribution of, or enter into any agreement to manufacture, market, sell or distribute, any MRI extremity scanner; provided that the Non- Competition Period shall continue for a period of six (6) months following the date of expiration or termination of this Agreement in the event that either (i) Magna-Lab terminates this Agreement pursuant to Sections 12(b), 12(c) or 12(d) hereof, or
(ii) Elscint elects not to extend the term of this Agreement for an additional Sales Period pursuant to the last sentence of Section 12(a) hereof, and, in the case of either of clauses (i) or (ii), Magna-Lab is not then in default under any of its obligations pursuant to this Agreement. Except as expressly provided in the proviso to Section 3(a), Elscint hereby agrees to use the Base Technology and the Patents only for the development, manufacture, marketing and servicing of the Product and components and spare parts therefor in the Territory.

     (b) Elscint hereby acknowledges and agrees that its agreements contained
Section 14(a) hereof are of a special, unique, and extraordinary nature and that Magna-Lab would suffer irreparable injury as a consequence of the violation thereof, and by reason thereof Elscint hereby consents and agrees that, if it should in any way violate such provisions, Magna-Lab shall be entitled to an injunction to be issued by any court of competent jurisdiction, restraining the violator from committing or continuing any such violation, in addition to any other remedies available to it in law or equity.

15.  INDEPENDENT CONTRACTOR STATUS

     Magna-Lab and Elscint are independent contractors, and this Agreement shall not be deemed to constitute either party a partner, joint venturer, franchisee, servant, agent, or employee of the other.

16.  FORCE MAJEURE

     Neither party shall be deemed to be in default under this Agreement as long as its failure to perform any of its obligations hereunder is occasioned solely by fire, labor disturbance, acts of civil or military authorities, acts of God, or any similar cause beyond such party's reasonable control. However, if a party is so rendered incapable of performing for a continuous period of one hundred eighty (180) days or more, the other party may terminate this Agreement immediately upon notice to the non-performing party, subject to the provisions of Sections 12(e) through 12(i) hereof.

17.  FURTHER ASSURANCES

     Each party shall cooperate fully with the other party, execute and deliver such further instruments, documents, and agreements, and give such further written assurances, as may be reasonably requested by the other party to carry into effect the intents and purposes of this Agreement, including, without limitation, (a) execute and deliver all instruments of assignment, transfer, conveyance and other similar documents as may be reasonably necessary to properly vest in the other party its ownership of any Inventions hereunder, and
(b) execute and deliver all documents, certificates and instruments and take such actions as may be reasonably necessary to facilitate the obtaining of all applicable exemptions from withholding taxes with respect to the payment of Royalties hereunder.

18.  COUNTERPARTS

     This Agreement may be executed in separate counterparts, each of which shall be deemed an original and, even if executed separately by each party, shall constitute a single original instrument, effective as if the parties had executed one and the same instrument.

19.  WAIVER

     No waiver of any term or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be a further or continuing waiver of that term of condition or a waiver of any other term or condition.

20.  NOTICES

     All notices, requests or instruction hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by nationally recognized overnight courier as follows:

                      (a)    if to Magna-Lab:

                             Magna-Lab Inc.
                             250Z Executive Drive
                             Edgewood, New York 11717
                             Attention: Lawrence A. Minkoff, Ph.D.
                                        President and Chief Executive Officer

                             with a copy to:

                             Rubin Baum Levin Constandt & Friedman
                             30 Rockefeller Plaza
                             New York, New York 10112
                             Attention: Irwin M. Rosenthal, Esq.

                      (b)    if to Elscint or Parent:

                             Elscint Cryomagnetics Ltd.
                             c/o Elscint, Ltd.
                             P.O. Box 550
                             Haifa 31004, Israel
                             Attention: Mr. Tovi Bachar
                                        Vice President, MRI Division Manager

                             with a copy to:

                             Parker Chapin Flattau & Klimpl, LLP
                             1211 Avenue of the Americas
                             New York, New York 10036
                             Attention: Henry I. Rothman, Esq.

Any notice so addressed and mailed shall be deemed to be given five (5) business days after the date when so mailed. Any notices so addressed and otherwise delivered shall be deemed to be given when actually received by the addressee. Any of the above addresses may be changed at any time by notice delivered to the other party as provided above; provided, however, that any such notice with respect to change of address shall be effective only upon receipt.

21.  ENTIRE AGREEMENT; AMENDMENT AND MODIFICATION

     This Agreement and the Confidentiality Agreement contain the entire agreement between the parties hereto with respect to the transaction contemplated hereby. No modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

22.  BINDING EFFECT; SUCCESSORS AND ASSIGNS

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither party may assign, sublicense or subcontract its rights or obligations hereunder without the prior written approval of the other party having first been obtained, which approval shall not be unreasonably withheld; provided that Elscint shall have the right to sublicense or subcontract its rights and obligations hereunder to Parent (as defined in Section 28) or any other wholly-owned subsidiary of Parent with notice to Magna-Lab but without Magna-Lab's approval; further provided that no such assignment, sublicense or subcontract by either party (whether to an Affiliated Party or otherwise) shall relieve such party of any of its obligations hereunder. Except as otherwise expressly provided in this Section, any attempted assignment, sublicense or subcontract by either party without the consent of the other party hereto shall be null and void and of no force or effect. For purposes of this Section, an assignment by Elscint requiring the prior approval by Magna-Lab shall be deemed to have occurred upon and in the event of a change in control of Elscint resulting in any person or entity other than Parent owning or controlling Elscint.

23.  SEVERABILITY; ENFORCEABILITY

     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions.

24.  HEADINGS

     The section headings contained in this Agreement are for informational purposes only and are not to be construed to affect the meaning or application of any provision.

25.  GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable in the case of agreements made and to be performed entirely within such State, without regard to the conflicts of law rules thereof.

26.  ARBITRATION OF DISPUTES

     (a) If any controversy or dispute arises under, out of or in relation to any of the provisions hereof which cannot be settled by the parties within twenty (20) days after the same shall arise, such controversy or dispute shall be submitted for arbitration in New York, New York before a panel of three arbitrators, one of which shall be selected by the party initiating such arbitration, one of which shall be selected by the other party and the third of which (hereinafter referred to as the "Third Arbitrator") shall be selected by the two arbitrators so selected; provided, however, that in the event that such other arbitrators shall not agree on the selection of the Third Arbitrator, the Third Arbitrator shall be selected by the American Arbitration Association located in New York, New York. Any dispute or controversy submitted to arbitration in accordance with the provisions of this Section 26 shall be determined by such arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association then existing.

     (b) The arbitrators may award any relief which they shall deem proper in the circumstances, without regard to the relief which would otherwise be available to any party in a court of law or equity including, without limitation, an award of money damages, specific performance, injunctive relief and/or declaratory relief. The award and findings of the arbitrators shall be conclusive and binding upon all of the parties hereto, whether or not all parties hereto participate in the arbitration proceeding, and judgment upon the award may be entered in any court of competent jurisdiction upon the application of any party.

     (c) The costs of the arbitration shall be borne equally by the parties and each party shall bear its own associated costs, except that if one party prevails in arbitration hereunder this prevailing party shall be entitled to recover reasonable attorney fees and costs incurred in connection with the arbitration.

     (d) Notwithstanding the foregoing, the parties reserve the right to seek and obtain injunctive relief, whether in the form of a temporary restraining order, preliminary injunction, injunction to enforce an arbitration award, or other order of similar import, from any court of competent jurisdiction prior to, during, or after commencement or prosecution of arbitration proceedings or the final decision and award of the arbitrators.

27.  PUBLICITY

     The parties hereto agree that the timing and content of press releases and other announcements with respect to the transactions contemplated pursuant to this Agreement shall be subject to mutual agreement; provided that either party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing party will use reasonable efforts to advise the other party prior to making such disclosure and provide the other party an opportunity to review the proposed disclosure).

28.  GUARANTY

     Elscint, Ltd., a corporation organized under the laws of Israel and the parent corporation of Elscint ("Parent"), hereby unconditionally and irrevocably guarantees the payment and performance by Elscint of all of its obligations, covenants and agreements hereunder. This guaranty is an absolute, unconditional, present and continuing guaranty of payment and not of collection and is in no way conditioned or contingent upon any attempt to collect from Elscint or upon any other condition or contingency. This guaranty shall remain in full force and effect notwithstanding any modification of this Agreement, including, without limitation, any modification increasing the extent or nature of Elscint's obligations or covenants hereunder. Parent hereby waives notice of acceptance hereof, and of nonperformance or nonpayment by Elscint of its covenants and obligations under this Agreement. Parent represents and warrants to Magna-Lab that it has the authority to enter into this guaranty, and that, upon execution and delivery hereof, this guaranty will constitute a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms.


                                  [END OF PAGE]

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

                                   MAGNA-LAB INC.


                                   By: /s/ Lawrence A. Minkoff
                                       ---------------------------------------
                                         Lawrence A. Minkoff, Ph.D.
                                         President and Chief Executive Officer


                                   ELSCINT CRYOMAGNETICS LTD.


                                   By: /s/ Tovi Bachar
                                       ---------------------------------------
                                         Name: Tovi Bachar
                                         Title:



                                   By: /s/ Alex Palkovich
                                       ---------------------------------------
                                         Name: Alex Palkovich
                                         Title: Director

ACCEPTED AND AGREED TO, solely
with respect to Section 28
hereof (and Sections 18
through 26 to the extent they
apply to such Section):

ELSCINT, LTD.


By: /s/ Tovi Bachar
   ---------------------------------------
      Tovi Bachar
      Vice President, MRI Division Manager



By: /s/ A. Yarom
   ---------------------------------------
      Name: Artzy Yarom
      Title: Executive Vice President